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                                                                    Exhibit 4.10




                          ASSET ALLIANCE CORPORATION

            (INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE)

                       CONVERTIBLE SUBORDINATED DEBENTURE
                               DUE JUNE 30, 2001

THE TRANSFER OF THIS DEBENTURE OR ANY INTEREST HEREIN IS GOVERNED BY SECTION
10.3 HEREOF. THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT"). NO SALE, HYPOTHECATION OR TRANSFER OF THIS DEBENTURE OR ANY INTEREST HEREIN MAY BE MADE UNLESS (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) THE COMPANY HAS RECEIVED AN OPINION SATISFACTORY TO IT FROM COUNSEL TO THE HOLDER HEREOF THAT SUCH DISPOSITION MAY BE MADE PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.
                        ------------------------------

      Asset Alliance Corporation., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to Trust Advisory Group, Inc., a Connecticut corporation (the "Holder"), or registered assigns, the principal amount and interest set forth herein in accordance with and subject to the terms hereof. Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts, at the Company's office at 90 Broad Street, Suite 820, New York, New York 10004.

1.    Interest

      1.1 The unpaid portion of the principal amount of this Debenture outstanding from time to time shall bear simple interest at an annual rate of 6.93%, from the date hereof until this Debenture is paid in full. Reference is made to Section 4.2(a) below with respect to the deemed full or partial payment by reason of conversion of this Debenture or part thereof. Such interest shall be computed on the basis of a 365-day year.

      1.2 Accrued interest on the unpaid principal amount of this Debenture shall be due quarterly and payable in arrears on the last business day of each calendar quarter (e.g. March 31st, June 30th, September 30th and December 31st) commencing on December 31, 1996 (the "Interest Payment Dates"), provided that the final interest payment (the "Final Interest Payment") shall be due and payable on the date on which the remaining principal balance hereof is due and payable hereunder.
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2.    Principal

      The principal amount of this Debenture is $750,000, which shall be due and payable on June 30, 2001.

3.    Subordination

      3.1 The payment of the principal of and interest on this Debenture is expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as hereinafter defined) to the extent and in the manner provided for in this Section 3. For purposes hereof, "Senior Indebtedness" shall mean the principal of, premium, if any, and interest on (a) all indebtedness (including any extension, renewal and refunding thereof) for money now or hereafter borrowed by the Company for the corporate benefit of the Company or any member of the Company Group (as hereinafter defined), and (b) indebtedness (including any extension, renewal and refunding thereof) for money now or hereafter borrowed by any person to the extent such indebtedness is borrowed for the corporate benefit of the Company or any member of the Company Group and guaranteed, directly or indirectly, by the Company, unless, in any case, by the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is not superior in right of payment to this Debenture. For purposes hereof, the "Company Group" shall mean the Company, all direct and indirect parents and subsidiaries of the Company and all entities in which the Company has a direct or indirect equity ownership interest.

      3.2 Upon the acceleration (and for so long as such acceleration is unwaived or uncured and continues to exist), pursuant to the terms thereof, of the maturity of any Senior Indebtedness or any distribution of assets of the Company pursuant to any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company, the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all of the Senior Indebtedness before the Holder becomes entitled to receive any payment upon the principal of or interest on the indebtedness evidenced by this Debenture; and upon the occurrence of any of the above-described events, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Indebtedness which may at any time be outstanding) to which the Holder would be paid (if not for the provisions of this Section 3) by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, shall be paid directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of and premium, if any, and interest on the Senior Indebtedness held or represented by each, to the extent necessary


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to pay in full all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      3.3 No payment of, or on account of, principal or interest on this Debenture shall be made if any unwaived or uncured event of default in respect of any Senior Indebtedness has occurred and is then continuing. No payment of, or on account of, principal of or interest on this Debenture shall be made, either directly or indirectly, by the Company, if, at the time of such payment or purchase, or immediately after giving effect thereto, there shall be an unwaived or uncured event of default under any Senior Indebtedness, unless simultaneously with making such payment, full payment of amounts which are, or with the lapse of time or the giving of notice or both would become, due as a result of such default has been made. Nothing contained herein shall be deemed to preclude or prohibit the Company from making any payment of principal or interest under this Debenture at a time when such an event of default is not continuing or would not result from such payment.

      Notwithstanding the provisions of this Section 3, the Holder shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Holder, or the taking of any other action by the Holder, unless and until the Holder shall have received written notice thereof from the Company, or the holder or representative of any class of Senior Indebtedness.

      3.4 In the event any direct or indirect payment or distribution of principal or interest shall be received by the holder of this Debenture in contravention of the provisions of this Section 3, then such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness and shall be paid over by the holder of this Debenture in the same manner as provided in Section 3.2.

      3.5 Subject to the subordination provisions of this Debenture, nothing contained in this Debenture shall affect the obligation of the Company to make or shall prevent the Company from making payments of principal of, or interest on, this Debenture in accordance with the provisions hereof.

      3.6 Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until the principal of and interest on this Debenture shall be paid in full and no payments or distributions to the holders of Senior Indebtedness pursuant to the provisions of this Section 3 which otherwise would have been made to the Holder (or its assigns) shall, as between the Company, its creditors other than the holders of the Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that the provisions of this Section 3 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in this Section 3 or elsewhere in this Debenture is intended to or shall impair, as between the Company, its creditors other than the



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holders of Senior Indebtedness, and the Holder, the obligation of the Company which is unconditional and absolute to pay to the Holder the principal of and interest on this Debenture as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein prevent the Holder (or its assigns) from exercising all remedies otherwise permitted by applicable law or this Debenture upon default, subject to the rights, if any, under this Section 3 of the holders of the Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of such remedy.

      3.7 The Holder irrevocably authorizes and empowers each holder of the Senior Indebtedness or such holder's representative to file, vote and prove all claims in any bankruptcy, dissolution, liquidation (or similar case or proceeding) with respect to the Company if such holder reasonably determines that the Holder will not timely file and prove such claim(s).

      3.8 The Company shall not, and shall not permit any affiliate to, directly or indirectly, enter into any agreement which prevents the payment of this Debenture in a manner more restrictive than the provisions of this Section 3.

      3.9 Anything contained in this Section 3 to the contrary notwithstanding, the subordination provided for in this Section 3 shall not apply to (A) the Specified Collateral, or any payments or distributions of or on this Debenture derived from or otherwise resulting from the Specified Collateral, and nothing contained in this Section 3 shall, or shall be interpreted to, impair or limit the rights of the Holder (or its assigns) to (i) the Specified Collateral and/or
(ii) receive payments therefrom and/or (iii) exercise its rights and remedies with respect to the Specified Collateral or (B) any payment by reason of conversion under Section 4 below and nothing contained in this Section 3 shall, or shall be interpreted to, impair or limit the rights of the Holder (or its assigns) to convert this Debenture (or part thereof). "Specified Collateral" shall mean the Policies (as defined below) and any and all rights, benefits and privileges thereunder, including without limitation any and all proceeds thereof.

4.    Conversion.

      4.1 Subject to the provisions for adjustment hereinafter set forth, this Debenture shall be convertible at the option of the Holder at any time after the date hereof into shares of the Company's Common Stock, par value $.01 per share ("AAC Common Stock"), at an initial conversion price (the "Conversion Price") of $15.00 in principal amount of this Debenture per share of AAC Common Stock. The Conversion Price shall be adjusted in certain instances as provided in this
Section 4.

      4.2 (a) Conversion of this Debenture may be effected by the Holder upon surrender to the Company at the office of the Company designated for notices in accordance with Section 8.3 hereof, of the Debenture to be converted, accompanied by a written notice (a "Conversion Notice") stating that the Holder elects to convert all or a specified portion of the outstanding principal amount


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of the Debenture in accordance with the provisions of this Section 4. As promptly as practicable, and in any event within 7 business days after the surrender of this Debenture and the receipt by the Company of such Conversion Notice relating thereto, the Company shall deliver or cause to be delivered (i) a certificate representing the number of validly issued, fully paid and nonassessable full shares of AAC Common Stock to which the Holder shall be entitled and (ii) if less than the entire outstanding principal amount of the Debenture is being converted, a new Debenture in the principal amount which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the date of giving of such Conversion Notice so that the rights of the Holder as to the Debenture (or portion thereof) shall cease except for the right to receive shares of AAC Common Stock in accordance herewith, and the Holder shall be treated for all purposes as having become the record holder of such shares of AAC Common Stock at such time, so long as Holder's Debenture is delivered to the Company within two business days after the date of the giving of a Conversion Notice.

            (b) In case the Debenture is prepaid in full pursuant to Section 5 below, the right of conversion set forth herein shall continue through and until the close of business on the business day preceding the date fixed for prepayment, whereupon such conversion right shall cease and terminate unless the Company shall default in payment for this Debenture on such date or unless the Holder has given notice to the Company of his election to convert all or any portion of the Debenture prior to the date fixed for prepayment.

            (c) Promptly upon conversion, the Company shall pay to the Holder an amount equal to any accrued and unpaid interest on the Debenture.

      4.3 The Company shall at all times reserve and keep available for issuance upon conversion of this Debenture, free from any preemptive rights, such number of its authorized shares of AAC Common Stock as will from time to time be sufficient to permit conversion of the entire outstanding principal amount of the Debenture into AAC Common Stock. If at the time of conversion, the AAC Common Stock is listed on a national securities exchange, or is designated as a "national market system security" on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the Company shall take all action necessary to cause the shares of AAC Common Stock issuable upon conversion of this Debenture to be listed on such exchange, subject to official notice of issuance or authorized for quotation on such system, as the case may be.

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      4.4 The Conversion Price will be subject to adjustment from time to time as follows:

            (a) In case the Company shall at any time or from time to time after the date hereof (A) pay a dividend, or make a distribution, on the outstanding shares of AAC Common Stock; (B) subdivide the outstanding shares of AAC Common Stock; (C) combine the outstanding shares of AAC Common Stock into a smaller number of shares; or (D) issue by reclassification of the shares of AAC Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the Holder shall be entitled to receive upon conversion of this Debenture for each $100 of outstanding principal amount of this Debenture, the number of shares of AAC Common Stock of the Company which the Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such $100 principal amount of this Debenture been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (a) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of AAC Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause
(a) in connection with any transaction to which Section 4.5 applies.

            (b) If at any time following the date hereof, the Company shall issue shares of AAC Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of AAC Common Stock (collectively "Convertible Securities")) to shareholders of AAC existing on the date hereof (other than upon exercise of currently outstanding warrants and Preferred Stock, warrants issued to investors in the current private placement offering being made by the Company, and other than options and warrants issued as incentives to employees, directors and consultants to AAC) without consideration or at a price per share (or having a conversion price per share) less than the Conversion Price then in effect, then the Conversion Price shall be adjusted by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of AAC Common Stock outstanding on such date and (2) the number of shares of AAC Common Stock purchasable at the then current Conversion Price per share with the aggregate consideration receivable by the Company for the total number of shares of AAC Common Stock so issued (or into which the Convertible Securities may convert), and the denominator of which shall be the sum of (x) the number of shares of AAC Common Stock outstanding on such date and (y) the number of additional shares of AAC Common Stock issued (or into which the Convertible Securities may convert).

An adjustment made pursuant to this Section 4.4(b) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this Section 4.4(b), the aggregate consideration receivable by the Company in connection with the issuance of shares of AAC


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Common Stock or of Convertible Securities shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such AAC Common Stock and Convertible Securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such Convertible Securities. The issuance or reissuance of any shares of AAC Common Stock (whether treasury shares or newly issued shares) pursuant to (i) a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of AAC Common Stock requiring an adjustment in the Conversion Price pursuant to Section 4.4(a), or
(ii) any stock option plan, stock purchase plan or other benefit program of the Company or executive compensation package approved by the Company's Board of Directors involving the grant of options to employees or directors of the Company, shall not be deemed to constitute an issuance of AAC Common Stock or Convertible Securities by the Company to which this Section 4.4(b) applies. Upon the expiration unexercised of any Convertible Securities for which an adjustment has been made pursuant to this Section 4.4(b), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment shall be made pursuant to this Section 4.4(b) in connection with any transaction to which Section 4.5 applies.

            (c) In the case the Company shall at any time or from time to time after the date hereof declare, order, pay or made a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or Convertible Securities of the Company or any of its Subsidiaries by way of dividend or spinoff), on AAC Common Stock, then, and in each such case, the Conversion Price shall be adjusted by multiplying (1) the applicable Conversion Price on the date immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the fair market value (as determined in good faith by the Board of Directors, a certified resolution with respect to which shall be mailed to each holder of Debentures) of such dividend or distribution, and the denominator of which shall be the Current Market Price of the AAC Common Stock. No adjustment shall be made pursuant to this Section 4.4(c) in connection with any transaction to which
Section 4.5 applies.

            (d) For purposes of this Section 4.4, the number of shares of AAC Common Stock at any time outstanding shall not include any shares of AAC Common Stock then owned or held by or for the account of the Company.

            (e) The term "dividend" as used in this Section 4.4, shall mean a dividend or other distribution upon stock of the Company.

            (f) Anything in this Section 4.4 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustments in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above


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provided, shall have resulted in a change of the Conversion Price by at least one percent, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one percent, such change in Conversion Price shall thereupon be given effect.

            (g) The certificate of any firm of independent public accountants of recognized national standing selected by the Board of Directors (which may be the firm of independent public accountants regularly employed by the Company) shall be presumptively correct for any computation made under this Section 4.4.

            (h) If the Company shall take a record of the holders of its AAC Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of AAC Common Stock issuable upon exercise of the rights of conversion granted by this
Section 4.4 or in the Conversion price then in effect shall be required by reason of the taking of such record.

      4.5 In the case of any consolidation or merger of the Company with or into another person, corporation or entity, or in case of any sale or conveyance to another person, corporation or entity of all or substantially all of the assets or property of the Company (each of the foregoing being referred to as a "Transaction") occurring in each case at any time, this Debenture shall thereafter be convertible into, in lieu of the AAC Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by the holder of that number of shares of AAC Common Stock into which the outstanding Principal balance of this Debenture was convertible immediately prior to such Transaction. In case securities or property other than AAC Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 4 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property whether or not the person, corporation or entity shall have expressly assumed the obligations under this Debenture.

      4.6 In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its AAC Common Stock, or shall offer for subscription pro rata to the holders of its AAC Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the AAC Common Stock or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases the Company shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the Holder at the address determined pursuant to
Section 8.3 hereof as of the date on which (i) a record shall be taken for such stock dividend, distribution or subscription rights or (ii)


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such reorganization, reclassification, consolidation, merger, sales or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transaction to which Section 4.5 applies the Company shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the AAC Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their AAC Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

      4.7 Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of AAC Common Stock issuable upon the operation of the conversion provisions set forth in this Section 4, then, and in each such case, the Company shall promptly deliver to the Holder a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to the Holder may be given in advance and included as part of the notice required under the provisions of Section 4.6.

      4.8 The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of shares of AAC Common Stock issuable upon conversion of this Debenture against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Debenture above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the conversion of the Debenture from time to time outstanding. The Company shall at all times reserve and keep available out of its authorized but unissued shares of AAC Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of its shares of AAC Common Stock as shall from time to time be sufficient to effect the conversion of this Debenture, and if at any time the number of authorized but unissued shares of AAC Common Stock shall not be sufficient to effect the conversion of this Debenture, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of AAC Common Stock to such number of shares as shall be sufficient for such purpose.

5.    Prepayment.



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      5.1 (a) Subject to the provisions of Section 3 and the Holder's right to conversion set forth in Section 4, the Company shall have the option, exercisable in its sole discretion, without premium or penalty, to prepay at any time after the six month anniversary of an underwritten initial public offering of the Company's AAC Common Stock, par value $.01 per share, all or any portion of the principal amount of this Debenture outstanding on the date of such prepayment, together with accrued interest on the amount of prepaid principal to the date of prepayment. Written notice of such prepayment shall be given by the Company to the Holder not less than 30 nor more than 60 days prior to the date fixed for prepayment.

      (b) The Company shall prepay principal in the amount equal to the lesser of (x) 50% of the then outstanding principal hereof and (y) $375,000, plus, in either case, all interest thereon, within 60 days after the death of either Mark
R. Tonucci or Michael E. Portnoy. Without limiting the generality of the Company's obligations under the immediately preceding sentence, the Company shall use the proceeds of any key-man life insurance policies (the "key-man policies" or "policies") maintained by the Company pursuant to the Interest Purchase Agreement to make such prepayment(s) or shall hold such proceeds in trust for such purpose.

      5.2 The Company may in writing require the Holder, as a condition precedent to making any prepayment of less than the entire principal amount hereof, to present the same at its offices for the making of a notation thereon by or on behalf of the Company as to the amount of such prepayment.

      5.3 Any prepayments hereunder shall be applied first to interest and then to principal. In the case of prepayment of this Debenture, the aggregate principal amount to be prepaid shall mature and become due and payable on the date fixed by the notice of prepayment, together with interest accrued, if any, to such date on such principal amount. From and after such date, unless the Company shall fail to pay such principal and interest when so due and payable, interest on such principal amount shall cease to accrue.

6.    Covenants.

      The Company covenants and agrees that so long as this Debenture is outstanding:

      6.1 The Company shall keep in full force and effect the corporate existence of the Company; provided, however, that the Company may merge with, consolidate with, sell substantially all of its assets to or combine with any other company, so long as such surviving entity assumes the Company's obligations under this Debenture.

      6.2 In the event that the Company has merged into, consolidated with, sold substantially all of its assets to, or combined with, another company, the surviving entity will, at the request of the Holder hereof, exchange this Debenture for a new instrument with substantially the same terms and covenants, preserving all significant rights of the Holder hereof, executed by such surviving


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entity and in which the surviving entity assumes all of the Company's rights and obligations hereunder.

      6.3 The Company shall pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its assets, as well as all claims of any kind (including claims for labor, materials and supplies) which are material to the Company and which, if unpaid, might by law become a lien or charge upon its assets; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or material claims while the Company shall be currently contesting in good faith by appropriate proceedings the amount, applicability or validity thereof, as long as the Company shall have set aside on its books reserves required by generally accepted accounting principles with respect thereto.

      6.4 The Company and its subsidiaries shall comply with all applicable laws and all obligations under all contracts except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

      6.5 The Company shall furnish to the Holder, prompt written notice of any of the following: (i) the occurrence of any default or any event which with the giving of notice or passage of time, or both, would become a default; (ii) the commencement of any material adverse actions, suits or proceedings or investigations in any court or before any arbitrator of any kind or by or before any governmental or non-governmental body against or in any other way relating adversely to, or affecting, the Company or its subsidiaries or their businesses or properties; and (iii) any amendment of the certificate of incorporation or by-laws or other organizational documents of the Company.

      6.6 The Company shall furnish to the Holder, to the extent and at the times the same are furnished to any stockholder of the Company in their capacity as such, the audited annual financial statements and unaudited quarterly financial statements of the Company.

7.    Representations and Warranties.

      To induce the Holder to make the loan evidenced by this Debenture, the Company hereby represents and warrants to the Holder that:

      (a) The execution, delivery and performance by the Company of this Debenture and any other agreement, instrument or other documents relating to the debt evidenced hereby (the "Financing Documents") to which the Company is a party have been duly authorized by all necessary corporate action of the Company. The execution, delivery and performance of this Debenture and any other Financing Document to which the Company is a party are and will be within the Company's powers, corporate and otherwise, and do not and will not (i) violate any applicable law or the Company's certificate of incorporation or by-laws or
(ii) result in the breach of, conflict with, constitute a default under, give rise to the right of acceleration or mandatory prepayment under, any existing note, security agreement, mortgage, or contract or any judgment, decree or order which is binding upon the Company or any of its subsidiaries or to which they or any of their properties may be subject, or result in the creation of any lien (other than in favor of the Holder) upon any property or assets of the Company pursuant to, any contract or any such judgment, decree or order. This Debenture and each other Financing Document to which the Company is a party has been, duly executed and delivered on behalf of the Company. This Debenture and each other Financing Document to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms. No governmental approval is or will be required in connection with the execution, delivery and performance of this Debenture or any other Financing Document.

8.    Default.

      The term "default" wherever used in this Debenture shall mean one of the following events:

      8.1 The failure of the Company to pay any principal or any installment of interest on this Debenture, within ten (10) days after the same shall become due and payable or the failure of the Company to pay the principal of this Note on the final maturity date referred to in Section 1.3 above.

      8.2 The continued breach by the Company of any of the covenants contained in Section 6 or in any other Section hereof or in any Financing Document, which breach shall not have been cured within thirty (30) days after the Company has received written notice thereof from the Holder.

      8.3 The acceleration, pursuant to the terms thereof, of the maturity of any Senior Indebtedness.

      8.4 The Company making an assignment for the benefit of creditors, filing a petition in bankruptcy, petitioning or applying to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commencing any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the filing of such petition or application, or the commencing of any such proceeding against it, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or the Company by any act or omission indicating its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or the Company suffering any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or the Company shall generally not be paying its debts when they become due or admits its inability to pay the same when due.

            Upon the occurrence and any time during the continuance of any default, the Holder (or its permitted assigns) shall have the right to declare the entire unpaid balance of the principal amount hereof, and any accrued interest thereon, immediately due and payable and upon such declaration same shall become immediately due and payable, all without the need for presentment, protest or other notice or demand of any kind all of which are hereby waived.

9.    Miscellaneous.

      9.1 Default Rate.Anything contained in this Debenture to the contrary notwithstanding, during any period in which a default is continuing, the interest rate hereunder shall, at the option of the Holder, be increased to a rate per annum equal to the rate which would otherwise apply plus two (2%) percent, and all interest accruing at such rate shall be payable upon demand by the Holder. Anything contained in this Debenture to the contrary notwithstanding, the Holder does not intend to charge and the Company shall not be required to pay interest or other charges in excess of the maximum rate permitted by applicable law. Any payments in excess of such maximum shall be refunded to the Company or credited against principal.

      9.2 Expenses. The Company shall pay the Holder, on demand, for all reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees and court costs, incurred in the collection of this Debenture or in otherwise enforcing (or attempting to enforce) the provisions of this Debenture.

      9.3 Exchange of Debenture. If at any time, or from time to time, the outstanding principal balance of this Debenture shall be reduced as a result of a prepayment of principal in accordance with Section 5 or partial conversion in accordance with Section 4 hereof, then within ten (10) days after the receipt of a written request from the Company, the registered Holder hereof shall tender this Debenture to the Company in exchange for a Debenture of like tenor but indicating the then outstanding principal balance hereof.

      9.4 Assignment. This Debenture may not be assigned or transferred by the Holder without the consent of the Company, provided, however, that the Holder shall be entitled to assign this Debenture or any part thereof to an entity controlling, controlled by or under common control with the Holder, to a trustee of the IRA of such shareholder or to any member of his immediate family or to a trustee of a Trust which has one or more members of the assignor's immediate family as the principal beneficiaries, subject to compliance by the assignor with federal securities laws, and other applicable law. The Company may not assign or delegate its duties or rights hereunder without the express prior written consent of the Holder.

      9.5 Notices. Any notice required or contemplated by this Debenture shall be deemed sufficiently given if transmitted by registered or certified mail, return receipt requested, to the Company at its office designated above or to the Holder hereof at the registered address of the Holder on the books of the Company or at such other address as is designated by the Company or the Holder by notice given as aforesaid. Nothing contained herein shall be interpreted to prevent any other method of delivering or giving any notice hereunder.

      9.6 Successors and Assigns. All covenants, representations, warranties and agreements in this Debenture contained by, or on behalf of, any of the parties hereto, shall bind and inure to the benefit of their respective heirs, legal representatives successors and assigns, whether herein so expressed or not.

      9.7 Governing Law. The Debenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

      9.8 Modifications, Amendments and Changes. The provisions hereof may only be modified, changed or supplemented by a written instrument signed by a duly authorized officer of the Company, and agreed to in writing by the Holder hereof.

      9.9 Non-Waiver. No failure or delay on the part of the Company or the Holder in exercising rights, powers or privileges thereunder shall operate as a waiver thereof or of any other exercise of such right, power or privilege or preclude any other or further exercise of any other right, power or privilege.

      9.10 Certain Waivers. The Company and any guarantor hereof and each of them waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Debenture, except notices or demands expressly provided for herein.

      9.11 Commercial Transaction; Jury Waiver. THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS DEBENTURE IS A PART IS A COMMERCIAL TRANSACTION AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH THIS DEBENTURE OR ANY OTHER FINANCING DOCUMENT.

      9.12 Cumulative Rights. The rights, remedies and powers provided to the Holder herein or in any other Financing Document are cumulative, may be exercised singly or concurrently and are not exclusive of and shall be in addition to all other rights, remedies, or powers provided by applicable law or any other agreement, instrument or other document.

      9.13 Submission to Jurisdiction. The Company hereby irrevocably and unconditionally:

      (a) submits for the Company and the Company's property in any legal action or proceeding arising out of or otherwise related to or connected with this Debenture or any of the other Financing Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive personal jurisdiction of any state or federal court located in the City of New York, State of New York;

      (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that the Company may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

      (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof in the manner contemplated by Section 9.5 above; and

      (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Holder (or its assigns) to bring any legal action or proceeding in any other jurisdiction.

      IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the 1st day of October, 1996.


                                          ASSET ALLIANCE CORPORATION


ATTEST:                                   By /s/ Arnold L. Mintz
                                             ______________________________
                                          Name:    Arnold L. Mintz
                                          Title:   Executive Vice President
/s/ James E. Abbott                                and Chief Operating Officer
___________________________
    Assistant Secretary